Exhibit 3.29
ARTICLES OF INCORPORATION
OF
UNITED AUTO DISMANTLING, INC.
I
The name of the corporation is UNITED AUTO DISMANTLING, INC.
II
The corporation’s purposes are:
a.    To engage primarily in the specific business of auto wrecking.
b.    To engage generally in the business of dismantling and reselling of automobile and other vehicular conveyances.
c.    To engage in any business related or unrelated to those described in clauses a, and b, of this article that are from time to time authorized or approved by the board of directors of the corporation.
d.    To act as partner or joint venturer or in any other legal capacity in any transaction.
e.    To do business anywhere in the world.
f.    To have and exercise all rights and powers from time to time granted to a corporation by law.
The above clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers on the corporation.

III
The county in the State of California where the principal office for the transaction of business is located in the County of Kern.
IV
A.    The number of directors of the corporation is ONE.
B.    The name and address of the person who is appointed to act as first director is:
Howard Silver    630 “A” Street, Apt. 8
Bakersfield, California

V
The total number of shares which the corporation is authorized to issue is five thousand (5,000). The aggregate par value of said shares is Fifty Thousand Dollars ($50,000.00), and the par value of each share is Ten Dollars ($10.00).
No distinction shall exist between the shares of the corporation or the holders thereof. All stock shall be common stock.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on September 10th 1974.

    /s/ Howard Silver
    HOWARD SILVER

State of California    )
    ) ss.
County of Kern    )

On this 10th day of September , 1974, before me, the undersigned, a notary public in and for said county and state, personally appeared HOWARD SILVER known to me to be the person whose name is subscribed to the within Articles of Incorporation, and acknowledged to me that he executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

     /s/ Virginia K. Heath
    Notary Public in and for said State.

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1.    They are the President and Secretary of the corporation.
2.    The name of the corporation is: United Auto Dismantling, Inc.
3.    Article I of the Articles of Incorporation of this corporation is hereby amended to read as follows: “The name of the corporation is LKQ Auto Parts of Central California, Inc.”
4.    The foregoing amendment has been duly approved by the board of directors.
5.    The amendment was approved by all of the outstanding shareholders of the corporation.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.
Date: May 1, 2000
        /s/ Joseph M. Holsten
        Joseph M. Holsten, President

        /s/ Daniel J. Hemmer
        Daniel J. Hemmer, Secretary